Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Employee Stock Purchase Plan and 2011 Long-Term Incentive Plan of Stryker Corporation of our reports dated February 12, 2025, with respect to the consolidated financial statements and schedule of Stryker Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Stryker Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Grand Rapids, Michigan

May 30, 2025